SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                                 Dex Media, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   25212E 10 0
                                 (CUSIP Number)

                                December 31, 2005
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

CUSIP No. 25212E 10 0                                          Page 2 of 7 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                              Welsh, Carson,
     I.R.S. Identification                                 Anderson & Stowe
     No. of Above Person                                   IX,  L.P.
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                                  Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                       5)     Sole Voting
Shares Beneficially                    Power               -0-
Owned by Each
Reporting Person
With:
                                ------------------------------------------------
                                6)     Shared Voting       24,764,558 shares of
                                       Power               Common Stock
                                ------------------------------------------------
                                7)     Sole Disposi-
                                       tive Power          -0-
                                ------------------------------------------------
                                8)     Shared Dis-         24,764,558 shares of
                                       positive Power      Common Stock


9)   Aggregate Amount Beneficially                         24,764,558 shares of
     Owned by Each Reporting Person                        Common Stock

--------------------------------------------------------------------------------
10)     Check if the Aggregate
        Amount in Row (9)
        Excludes Certain Shares
--------------------------------------------------------------------------------
11)     Percent of Class
        Represented by
        Amount in Row (9)                                  16.4%
--------------------------------------------------------------------------------
12)     Type of Reporting
        Person                                             PN

CUSIP No. 25212E 10 0                                          Page 3 of 7 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                              WD Investors, LLC
     I.R.S. Identificatione
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                                  Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                       5)     Sole Voting
Shares Beneficially                    Power               -0-
Owned by Each
Reporting Person
With:
                                ------------------------------------------------
                                6)     Shared Voting       12,202,970 shares of
                                       Power               Common Stock
                                ------------------------------------------------
                                7)     Sole Disposi-
                                       tive Power          -0-
                                ------------------------------------------------
                                8)     Shared Dis-         12,202,970 shares of
                                       positive Power      Common Stock


9)   Aggregate Amount Beneficially                         12,202,970 shares of
     Owned by Each Reporting Person                        Common Stock

--------------------------------------------------------------------------------
10)     Check if the Aggregate
        Amount in Row (9)
        Excludes Certain Shares
--------------------------------------------------------------------------------
11)     Percent of Class
        Represented by
        Amount in Row (9)                                  8.1%
--------------------------------------------------------------------------------
12)     Type of Reporting
        Person                                             OO

CUSIP No. 25212E 10 0                                          Page 4 of 7 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                              WCAS IX
     I.R.S. Identificatione                                Associates, L.L.C.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                                  Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                       5)     Sole Voting
Shares Beneficially                    Power               -0-
Owned by Each
Reporting Person
With:
                                ------------------------------------------------
                                6)     Shared Voting       38,274,854 shares of
                                       Power               Common Stock
                                ------------------------------------------------
                                7)     Sole Disposi-
                                       tive Power          -0-
                                ------------------------------------------------
                                8)     Shared Dis-         38,274,854 shares of
                                       positive Power      Common Stock


9)   Aggregate Amount Beneficially                         38,274,854 shares of
     Owned by Each Reporting Person                        Common Stock

--------------------------------------------------------------------------------
10)     Check if the Aggregate
        Amount in Row (9)
        Excludes Certain Shares
--------------------------------------------------------------------------------
11)     Percent of Class
        Represented by
        Amount in Row (9)                                  25.4%
--------------------------------------------------------------------------------
12)     Type of Reporting
        Person                                             OO

CUSIP No. 25212E 10 0                                          Page 5 of 7 Pages


                         Amendment No. 1 to Schedule 13G

     Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 15, 2005 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

     The following items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4   -        Ownership.

                  (a) Amount Beneficially Owned:

                  WCAS IX:  24,764,558 shares of Common Stock
                  WD:  12,202,970 shares of Common Stock
                  IX Associates:  38,274,854 shares of Common Stock*

                  (b) Percent of Class:

                  WCAS IX:   16.4%
                  WD:  8.1%
                  IX Associates:  25.4%

                  (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:
                                -0-

                  (ii)     shared power to vote or to direct the vote:

                  WCAS IX:  24,764,558 shares of Common Stock
                  WD:  12,202,970 shares of Common Stock
                  IX Associates:  38,274,854 shares of Common Stock*


                  (iii) sole power to dispose or to direct the disposition of: -0-

                  (iv) shared power to dispose or to direct the disposition of:

                  WCAS IX:  24,764,558 shares of Common Stock
                  WD:  12,202,970 shares of Common Stock
                  IX Associates:  38,274,854 shares of Common Stock*

CUSIP No. 25212E 10 0                                          Page 6 of 7 Pages

                  * Includes 24,764,558 shares held by WCAS IX, 12,202,970 shares held by WD, 963,453 shares held by A.S.F. Co-Investment Partners, L.P. ("ASF"), 239,162 shares held by GS Private Equity Partners II - Direct Investment Fund, L.P. ("PEP II"), 32,925 shares held by GS Private Equity Partners 1999 - Direct Investment Fund, L.P. ("PEP 99") and 71,786 shares held by GS Private Equity Partners 2000 - Direct Investment Fund, L.P. ("PEP 2000"). None of ASF, PEP II, PEP 99 or PEP 2000 has the power to vote or to dispose of the shares held by it.

CUSIP No. 25212E 10 0                                          Page 7 of 7 Pages



Signature:

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                  WELSH, CARSON, ANDERSON & STOWE IX, L.P.
                                  By:  WCAS IX Associates, LLC, General Partner


                                  By  /s/ Jonathan M. Rather
                                  ----------------------------------------------
                                      Managing Member

                                  WD INVESTORS, LLC
                                  By:  WCAS IX Associates, LLC, Manager


                                  By  /s/ Jonathan M. Rather
                                  ----------------------------------------------
                                      Managing Member

                                  WCAS IX ASSOCIATES, LLC

                                  By  /s/ Jonathan M. Rather
                                  ----------------------------------------------
                                      Managing Member






Date: January 18, 2006